Exhibit 5.1

December 3, 2018

UBS Group AG,
Bahnhofstrasse 45,
CH-8001 Zurich, Switzerland.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of USD $100,000,000 aggregate amount of deferred compensation obligations (the “Obligations”) of UBS Group AG, a corporation organized under the laws of Switzerland (the “Company”), pursuant to the Registration Statement on Form S-8 (as amended from time to time, the “Registration Statement”), we, as your counsel, have examined the UBS Group AG Voluntary Investment Plan (the “Plan”), and such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination and subject to the qualifications stated herein, we are of the opinion that when Obligations are issued in accordance with the Plan, such Obligations will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company has been duly incorporated and is an existing corporation in good standing under the laws of Switzerland, that the Obligations were or will be duly authorized, executed and delivered by the Company insofar as the laws of Switzerland are concerned and that all corporate action by the Company related to the Obligations was or will be duly authorized as a matter of Swiss law.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Securities or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Obligations have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Debevoise & Plimpton LLP